                                                                 EXHIBIT 9(a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares.  The Offer is made solely by the Offer to Purchase, dated
    December 18, 1997, and the related Letter of Transmittal.  The Offer is being made to all holders of Shares, provided that the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or
            accepting the Offer would require the Offer to violate
               that jurisdiction's laws.  In those jurisdictions
                whose "blue sky" or securities laws require the
                 the Offer to be made by a licensed broker or
                 dealer, the Offer shall be deemed to be made
                   on behalf of Duke Energy Corporation by
                    Goldman, Sachs & Co. or Merrill Lynch,
                     Pierce, Fenner & Smith Incorporated
                      or one or more registered brokers
                      or dealers licensed under the laws
                            of such jurisdictions.



                          NOTICE OF OFFER TO PURCHASE
                        ANY AND ALL OUTSTANDING SHARES
                          OF THE FOLLOWING SERIES OF
                      PREFERRED AND SERIES OF PREFERRED A
                                      OF
                            DUKE ENERGY CORPORATION

                                                 CUSIP                      Outstanding                   Purchase Price
Title of Series                                  Number                       Shares                       (per share)
---------------                                  ------                       ------                       -----------

Preferred Stock ($100 par value)
   4.50% Series C                                264399791                    350,000                      $ 90.28
   7.85% Series S                                264399759                    600,000                      $118.46
   7.00% Series W                                264399668                    500,000                      $115.22
   6.75% Series X                                264399650                    500,000                      $115.35
   7.04% Series Y                                264399643                    600,000                      $115.90
Preferred Stock A ($25 par value)
   6.375% 1993 Series                            264399635                  2,400,000                      $ 28.28



  Duke Energy Corporation, a North Carolina corporation ("Duke Energy"), invites the holders of shares of each series of Duke Energy Preferred Stock and Preferred Stock A listed above (the "Series of Preferred" and the "Series of Preferred A," respectively) to tender any and all of their shares of such Series of Preferred or Series of Preferred A (the "Shares") for purchase at the purchase price per Share listed above for the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal for the Series of Preferred or Series of Preferred A tendered. As to each Series of Preferred and Series of Preferred A, the Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer." Duke Energy will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON JANUARY 20, 1998, UNLESS THE OFFER IS EXTENDED.

  The Offer for a Series of Preferred or a Series of Preferred A is independent of the Offer for any other Series of Preferred or Series of Preferred A. The Offer is not conditioned upon any minimum number of Shares of the applicable Series of Preferred or Series of Preferred A being tendered. The Offer, however, is subject to certain conditions. See "Terms of the Offer--Certain Conditions of the Offer" in the Offer to Purchase.

  Any holder desiring to tender any or all of such holder's Shares should either
(1) complete and sign the applicable Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and either deliver the certificates for the Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "Terms of the Offer--Procedure for Tendering Shares" in the Offer to Purchase or (2) request such beneficial owner's broker, dealer, bank, trust company, or other nominee to effect the transaction. A beneficial owner whose Shares are registered in the name of a broker, dealer, bank, trust company, or other nominee must contact such broker, dealer, bank, trust company, or other nominee if such beneficial owner desires to tender such Shares. Any holder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase under "Terms of the Offer--Procedure for Tendering Shares--Guaranteed Delivery Procedure." Duke Energy will, as provided in Instruction 10 of the Letter of Transmittal, pay to any soliciting dealer a solicitation fee as further detailed in the Offer to Purchase.

  Each Series of Preferred and Series of Preferred A has its own Letter of Transmittal, and only the applicable Letter of Transmittal for a particular Series or a Notice of Guaranteed Delivery for such Series may be used to tender Shares of such Series.

  Neither Duke Energy, its Board of Directors nor any of its executive officers makes any recommendation to any holder as to whether to tender any or all Shares. Holders must make their own decisions as to whether to tender Shares and, if so, how many Shares to tender.

  Tenders of Shares of a Series of Preferred or Series of Preferred A made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date with respect to such Series of Preferred or Series of Preferred A. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 18, 1998, unless theretofore accepted for payment as provided in the Offer to Purchase.

  The Offer to Purchase is first being mailed on or about December 18, 1997.

  The information required to be disclosed by Rule 13-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is combined in the Offer to Purchase and is incorporated herein by reference.

  Copies of the Offer to Purchase and the applicable Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Duke Energy's shareholder list or, if applicable, who are listed as participants in a book-entry transfer facility's security position listing for subsequent transmittal to beneficial owners of Shares.

  The Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the applicable Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at Duke Energy's expense. Holders of Shares may also contact their local broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

  Information on the Offer is available from MCM "CorporateWatch" on Telerate page 41925 and Bloomberg page MCM7625.



                    The Information Agent for the Offer is:

                [LOGO OF GEORGESON & COMPANY INC. APPEARS HERE]

                               Wall Street Plaza
                           New York, New York 10005

                        Banks and Brokers Call Collect:
                                (212) 440-9800

                          All Others Call Toll-Free:
                                (800) 223-2064



                    The Dealer Managers for the Offer are:

         Goldman, Sachs & Co.                    Merrill Lynch & Co.

      Liability Management Group               World Financial Center
            85 Broad Street                          North Tower
       New York, New York 10004               New York, New York 10281
            (800) 828-3182                   (888) ML4-TNDR (toll-free)
                                                   (888) 654-8637


December 19, 1997